Exhibit 10.1

AETRIUM EXECUTIVE OFFICER PROFIT SHARING PROGRAM

In 2004, our Compensation Committee authorized an Executive Officer Profit Sharing Program. The Executive Officer Profit Sharing Program is a cash-based quarterly incentive program designed to focus our executive officers’ attention on achieving quarterly profitability. Under the Executive Officer Profit Sharing Program, the Compensation Committee has the discretion to award up to an aggregate of 10% of our pre-tax operating income (before such awards) for the quarter as cash bonuses to our executive officers based upon our profitability and cash flow for the quarter. The Compensation Committee then determines individual executive bonuses after evaluating each individual executive’s contributions to the success of our operations for the quarter.